As filed with the Securities and Exchange Commission on May 17, 2017
Registration No. 333 -_______
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
A-MARK PRECIOUS METALS, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	5094 (Primary Standard Industrial Classification Code Number)	11-2464169 (I.R.S. Employer Identification Number)
2121 Rosecrans Ave. Suite 6300 El Segundo, CA 90245 (310) 587-1477
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
A-Mark Precious Metals, Inc. 2014 Stock Award and Incentive Plan Certain Stock Options Assumed by A-Mark Precious Metals, Inc. On March 14, 2014 (Full Title of Plans)
Carol Meltzer Executive Vice President, General Counsel and Secretary A-Mark Precious Metals, Inc. 2121 Rosecrans Ave., Suite 6300 El Segundo, CA 90245 (310) 587-1477
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ] Accelerated filer [ ] Non-accelerated filer [ ] Smaller reporting company [ X]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (5)
Common Stock, par value $0.01 per share Common Stock, par value $0.01 per share Total	741,827 Shares (2) 103,300 Shares (2) 845,127	$ 17.90 (3) $ 15.66 (4) N/A	$ 13,278,703 $ 1,617,678 $ 14,896,381	$ 1,539.00 $ 187.49 $ 1,726.49

(1)
Represents shares of Common Stock (“Shares”) of A-Mark Precious Metals, Inc. (“A-Mark”). Pursuant to Rule 416(a), the number of Shares the offer and sale of which is registered hereby shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, other equity restructuring transactions or similar transactions in accordance with the anti-dilution provisions of the A-Mark 2014 Stock Award and Incentive Plan (the “2014 Plan”) and agreements evidencing outstanding awards thereunder and in accordance with the terms of agreements evidencing other outstanding stock options and the related assumed plans that are the subject of this Registration Statement.

(2)
Represents 230,127 Shares issuable or deliverable in connection with stock options (the “Replacement Options”) granted by A-Mark in connection with the distribution by Spectrum Group International, Inc. (“Spectrum”) of all of the outstanding Common Stock of A-Mark effected March 14, 2014 (the “spinoff”), 511,700 Shares issuable or deliverable upon exercise of outstanding options under the 2014 Plan, and 103,300 Shares issuable or deliverable in connection with future awards under the 2014 Plan.

(3)
Determined solely for the purpose of computing the registration fee pursuant to Rules 457(h), based on the weighted average exercise price of $17.90 of the Replacement Options and outstanding 2014 Plan options.

(4)
Determined solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h)(1), based on the average of the high and low sales prices of the Company’s Common Stock on May 12, 2017, reported in the NASDAQ Global Select Market.

(5)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: $115.90 per $1 million of proposed maximum aggregate offering price.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Omitted as permitted by Form S-8 and Rule 428 under the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents previously filed by A-Mark Precious Metals, Inc. (“A-Mark”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

•	A-Mark’s Registration Statement on Form 8A (Commission File No. 001-36347), filed on March 11, 2014.

•	A-Mark’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed on September 23, 2016, and the amendment thereto filed on September 28, 2016.

•
A-Mark’s Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2016, filed on November 9, 2016, for the fiscal quarter ended December 31, 2016, filed on and February 8, 2017, and for the fiscal quarter ended March 31, 2017, filed on and May 10, 2017.

•	A-Mark’s Current Reports on Form 8-K filed September 7, 2016 and February 2, 2017.

•
The description of A-Mark Common Stock, which is contained under the heading “Description of Securities” in the Registrant’s Prospectus forming a part of the Registrant’s Registration Statement on Form S-1, as amended, originally filed with the Commission on November 12, 2013 (Registration No. 333-192260), including exhibits, as subsequently amended from time to time, including any amendment or report filed for the purpose of updating the description.

All documents that A-Mark subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the securities offered have been sold or that deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. A-Mark’s Exchange Act file number with the Commission is 1-36347.
Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4.     Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
The legality of the Shares offered hereby has been passed upon for A-Mark by Carol Meltzer, Esq., Executive Vice President, General Counsel and Secretary of A-Mark. As of May 16, 2017, Ms. Meltzer owned 24,000 shares of A-Mark’s Common Stock directly and stock options that are exercisable or in the future may become exercisable for 19,383 Shares.

Item 6.    Indemnification of Officers and Directors.
Delaware General Corporate Law. Pursuant to the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of an action or suit by or in the right of the corporation to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

A-Mark Precious Metals, Inc. Our amended and restated certificate of incorporation and amended and restated bylaws require A-Mark to indemnify and hold harmless any current or former director or officer of A-Mark to the fullest extent permitted by Delaware law. Such indemnification requirement extends to a director’s or officer’s service at the request of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise and with respect to employee benefit plans. The indemnification rights include the right to be paid by A-Mark the expenses incurred in defending or otherwise participating in any action, suit or proceeding in advance of its final disposition, and inure to the benefit of the heirs and legal representatives of a covered person. However, A-Mark is not required to indemnify any person who initiates an action, suit or proceeding if such action, suit or proceeding was not authorized by the board of directors of A-Mark.

The indemnification, reimbursement and advancement rights conferred by A-Mark are not exclusive of any other right to which persons seeking indemnification, reimbursement or advancement may be entitled under any statute, our certificate of incorporation or bylaws, any agreement, vote of shareholders or directors, or otherwise.

We also maintain directors and officers insurance to insure our directors and officers persons against certain liabilities.

Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
Exhibit
Number     Description

4.1
Certificate of Incorporation of A-Mark Precious Metals, Inc., incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1, as amended, originally filed with the Commission on November 12, 2013 (Registration No. 333-192260).

4.2
Form of Amended and Restated Certificate of Incorporation of A-Mark Precious Metals, Inc., incorporated by reference to Exhibit 3.2 of the Registrant’s Amendment No. 2 to Registration Statement on Form S-1, as amended, filed with the Commission on January 31, 2014 (Registration No. 333-192260).

4.3
Bylaws of A-Mark Precious Metals, Inc., incorporated by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form S-1, as amended, originally filed with the Commission on November 12, 2013 (Registration No. 333-192260).

4.4
Form of Amended and Restated Bylaws of A-Mark Precious Metals, Inc., incorporated by reference to Exhibit 3.4 of the Registrant’s Amendment No. 2 to Registration Statement on Form S-1, as amended, filed with the Commission on January 31, 2014 (Registration No. 333-192260).

5	Opinion of Carol Meltzer, Esq.*

23.1	Consent of Carol Meltzer, Esq.(included in the opinion filed as Exhibit 5 to this Registration Statement).*

23.2	Consent of Grant Thornton LLP, an independent registered public accounting firm.*

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).*
________________________________
* Filed herewith.

Item 9.    Undertakings.
(a) A-Mark hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by A-Mark pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) A-Mark hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the A-Mark’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of A-Mark pursuant to the foregoing provisions, or otherwise, A-Mark has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by A-Mark of expenses incurred or paid by a director, officer or controlling person of A-Mark in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, A-Mark will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, California, on May 17, 2017.

A-MARK PRECIOUS METALS, INC.

By:	/s/ Gregory N. Roberts
Name:	Gregory N. Roberts
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of A-Mark Precious Metals, Inc. hereby constitutes and appoints Gregory N. Roberts, Carol Meltzer and Jeffrey D. Benjamin, and each of them, his or her true and lawful attorney-in-fact and agent, for and in his or her name, place and stead, in any and all capacities, to sign this registration Statement on Form S-8 under the Securities Act of 1933, including post-effective amendments and other related documents, and to file the same with the Securities and Exchange Commission under said Act, hereby granting power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date(s) indicated.

Signatures	Title(s)	Date

/s/ Jeffrey D. Benjamin	Chairman of the Board	May 17, 2017
Jeffrey D. Benjamin

/s/ Gregory N. Roberts	Chief Executive Officer and Director	May 17, 2017
Gregory N. Roberts	(Principal Executive Officer)

/s/ Cary Dickson	Chief Financial Officer	May 17, 2017
Cary Dickson	(Principal Financial Officer)

/s/ Joel R. Anderson	Director	August 30, 2017
Joel R. Anderson

/s/ Ellis Landau	Director	May 17, 2017
Ellis Landau

/s/ Beverley Lepine	Director	May 17, 2017
Beverley Lepine

/s/ William Montgomery	Director	May 17, 2017
William Montgomery

/s/ John U. Moorhead	Director	May 17, 2017
John U. Moorhead

/s/ Jess M. Ravich	Director	May 17, 2017
Jess M. Ravich

Exhibit Index
Exhibit
Number     Description

4.1
Certificate of Incorporation of A-Mark Precious Metals, Inc., filed as to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, as amended, originally filed with the Commission on November 12, 2013 (Registration No. 333-192260).*

4.2
Form of Amended and Restated Certificate of Incorporation of A-Mark Precious Metals, Inc., filed as Exhibit 3.2 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1, as amended, filed with the Commission on January 31, 2014 (Registration No. 333-192260).*

4.3
Bylaws of A-Mark Precious Metals, Inc., filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, as amended, originally filed with the Commission on November 12, 2013 (Registration No. 333-192260).*

4.4
Form of Amended and Restated Bylaws of A-Mark Precious Metals, Inc., filed as Exhibit 3.4 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1, as amended, filed with the Commission on January 31, 2014 (Registration No. 333-192260).*

5	Opinion of Carol Meltzer, Esq.**

23.1	Consent of Carol Meltzer, Esq. (included in the opinion filed as Exhibit 5 to this Registration Statement).**

23.2	Consent of Grant Thornton LLP, an independent registered public accounting firm.**

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).**
________________________________
* Incorporated by reference.
** Filed herewith.